STEVEN MADDEN, LTD.
CODE OF BUSINESS CONDUCT AND ETHICS
Steven Madden, Ltd. (the “Company”) recognizes that we have responsibilities to our stockholders, employees and the general public which go beyond reporting on the performance and results of operations of the Company. The Company has a long-standing policy of striving to maintain the highest standard of moral and ethical behavior in all of our relationships whether with stockholders, customers, suppliers or partners. We expect all of our employees to conduct themselves professionally and in a manner that will enhance the Company’s reputation and avoid the merest appearance of improper conduct. This Code of Business Conduct and Ethics (this “Code”) has been adopted by the Board of Directors of the Company and summarizes the standards that must guide our actions. All employees of the Company are responsible for conducting themselves in compliance with this Code.
While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent the Company’s policies and establish conditions for employment with the Company. Those who violate the standards of this Code will be subject to disciplinary action, up to and including termination of employment.
I.CONFLICTS OF INTEREST
All business decisions must be made in the Company’s best interest. A “conflict of interest” arises when an individual’s personal or professional interests interfere with, or appear to interfere with, the interests of the Company. In this regard, service to the Company should never be subordinated to personal gain and advantage. Even if no actual conflict of interest exists, situations that create the appearance of a conflict may harm the Company’s image, reputation or public relations or cause other problems damaging to the Company, and, as such, also should be avoided. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved in advance by the Company in writing. Any employee who becomes aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should promptly discuss the matter with the Company’s Chief Operating Officer (the “COO”).
II.    CONFIDENTIALITY
One of the Company’s most valuable assets is information. Like other assets, information that is not generally disclosed and is helpful to the Company (or would be to our competitors) must be protected. In carrying out the Company’s business, employees may learn confidential or proprietary information about the Company or third parties. Employees must maintain the confidentiality of all information entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, for example, any nonpublic information concerning the Company, including our business, properties, financial performance, results or prospects, and any nonpublic information provided by a third party with the expectation or contractual agreement that the information will be kept confidential and

(Effective as of February 25, 2015)

used solely for the business purpose for which it was conveyed. Employees are required to secure from unauthorized access and public view documents under their control that contain confidential or proprietary information. Appropriate steps must be taken to ensure proper and complete destruction of such information when it is determined to be no longer needed.
In addition, employees are prohibited from taking confidential or proprietary information with them upon termination of employment with the Company or from using or disclosing such information for any purpose elsewhere, including with a different employer or company. Any confidential or proprietary information must be promptly returned to the Company upon termination of employment or affiliation with the Company.

III.	CORPORATE OPPORTUNITIES; PROTECTION AND PROPER USE OF COMPANY ASSETS
Employees owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. In this regard, employees should endeavor to protect the Company’s assets and ensure their efficient use and are prohibited from (i) taking for themselves personally (or directing to third parties) business opportunities that are discovered through the use of the Company’s property or information; (ii) using the Company’s property or information or their position for personal gain; and (iii) competing with the Company for business opportunities. It is important to bear in mind that theft, carelessness and waste may have a direct impact on the Company’s reputation and profitability. Thus, all assets of the Company should be used only for legitimate business purposes. Any suspected incidence of fraud or theft should be reported immediately for investigation. It may be difficult to determine whether or not a particular personal benefit is proper, as sometimes both personal and Company benefits may be derived from certain activities. The best course of action in these circumstances is to consult with the Company’s COO.
IV.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS
Obeying the law, both in letter and spirit, is the foundation on which this Company’s ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate and, as such, no employee will commit an illegal or unethical act or instruct others to do so for any reason. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.
Insider Trading. It is both illegal and against Company policy for any employee who is aware of material, nonpublic information relating to the Company, any of the Company’s customers or clients or any other private or governmental issuer of securities to purchase or sell any securities of those issuers, or recommend that another person purchase, sell or hold the securities of those issuers.
In general, information is “material” if it could affect a person’s decision to purchase, sell or hold an issuer’s securities. Material information includes, for example, a company’s anticipated earnings, plans to acquire or sell significant assets and changes in our senior executives. Employees should try to limit transactions in any issuer’s securities to times when it can reasonably be assumed that all material information about the issuer has been disclosed. Officers of the Company, in particular, should consult with the Company’s Chief Financial Officer (the “CFO”) regarding the safest times to trade in the Company’s securities.
In addition, employees may not disclose material, nonpublic information about the Company or another company to any person (i) inside the Company, unless they need to know the information for legitimate business purposes, or (ii) outside the Company, unless prior approval is obtained from management in consultation with the Company’s CFO. Bear in mind that this information belongs to the Company and no person may misappropriate it for anyone’s benefit. Providing a “tip” based on material, nonpublic information is unethical and illegal, and is prohibited, even if you do not profit from it.

More detailed rules governing the trading of Company securities by employees are set forth in the Company’s Trading Policy. You may obtain a copy of this policy by contacting the Company’s CFO.
Payments to Government Personnel. Employees must also comply with the U.S. Foreign Corrupt Practices Act (the “FCPA”), which prohibits American businesses, and in many cases their foreign subsidiaries, from offering, paying or authorizing payment of anything of value, directly or indirectly, to foreign government officials, political parties or their officials, or political candidates. It is strictly prohibited to make illegal payments to government officials of any country. Of course, the bribing of U.S. government officials is also prohibited though not covered by the FCPA and, in addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Any employee who is uncertain about the laws, rules and regulations to which he or she or the Company is subject should consult with the Company’s COO.
Antitrust Laws. The antitrust laws prohibit, among other things, agreements among competitors on such matter as prices, terms of sale to customers and allocating markets or customers. Antitrust laws can be very complex and violations may subject the Company and our employees to criminal sanctions, including fines, jail time and civil liability. Any employee who is uncertain about the laws, rules and regulations in this area should consult with the Company’s COO.
Export Control and Economic Sanction and Embargo Laws. As the Company has distributors and customers around the globe, the Company and our employees must comply with U.S. laws that regulate the export of products from the U.S. and the re-export of products from foreign countries including prohibitions or other restrictions imposed by the U.S. government, the United Nations and a number of other jurisdictions that regulate trade and the export of products internationally. In the U.S., a number of laws and regulations apply to the activities of the Company, our foreign subsidiaries and our employees both within the United States and abroad. These laws and regulations periodically impose prohibitions or other restrictions on the export to, and trade with, certain countries, entities and individuals which may include bans on exports to a sanctioned country, imports from, or dealings in property originating in, a sanctioned country, travel to or from a sanctioned country, new investments in a sanctioned country and financial transactions and dealings involving a sanctioned country or designated individuals and entities.
Trade restrictions may also impose licensing requirements on the export of certain products which prohibit dealings with certain countries, governments, financial institutions, firms or individuals resident in or identified with such countries. The list of sanctioned countries is updated periodically and is available at www.treasury.gov/offices/enforcement/ofac/programs/index.shtml. The list of specially designated nationals or “SDNs” appears at www.treasury.gov/offices/enforcement/ofac/sdn/. When entering into discussions with a proposed counterparty, it is imperative to check the SDN list for the name of the person or entity with which you are dealing. Similarly, when dealing with a new country, customer or supplier, employees should always check to determine if any restrictions apply. The Company is also required to report to the U.S. government, and not to cooperate with, any request concerning boycotts or related restrictive trade practices. There are significant penalties associated with violation of these laws and regulations. Any employee who suspects that a proposed commercial relationship or transaction may violate U.S. export control laws or economic sanction or embargo laws, or is uncertain about the laws, rules or regulations in these areas should consult with the Company’s COO.
Record Keeping. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable laws or regulations. Please refer to the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers for further information.
Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s Record Retention Policy. In accordance with that policy, in the event of litigation or governmental investigation please consult the Company’s COO.
V.    EMPLOYMENT PRACTICES
In making employment and personnel decisions, the Company’s actions must be based only on an employee’s or applicant’s qualifications, demonstrated skills and achievements without regard to race, color, sex, religion, national origin, age, disability, veteran status, citizenship, sexual orientation, gender identity or marital status.
All employees are entitled to be treated with respect and dignity. Management will not tolerate harassment of, or by, any employee in situations involving another employee, stockholder, service provider or business associate. Employees must not engage in conduct that could be construed as sexual harassment, which may include, for example, unwelcome sexual advances, offensive touching, sexually suggestive statements, offensive jokes, requests for sexual favors or other verbal or physical conduct of a sexual nature.
Any person who believes he or she has been harassed in the course of performing his or her employment with the Company should notify the Company’s COO. Company policy prohibits retaliation against any individual who complains of, or reports an instance of, harassment or participates in an investigation of a harassment complaint.
More detailed information governing the Company’s employment practices is set forth in the Company’s Employee Handbook, a copy of which may be obtained by contacting the Company’s Director of Human Resources.
The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following health and safety rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.
VI.    COMPETITION AND FAIR DEALING
The Company has a policy of conducting business fairly through honest business competition and does not seek competitive advantages through unethical or illegal business practices. Each employee should endeavor to respect the rights of, and deal fairly with, the Company’s stockholders, service providers, competitors, employees, customers and suppliers. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or omission of material facts or any other practice involving unfair dealing.

VII.	COMPLIANCE WITH THIS CODE AND REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

All employees are expected to comply with all of the provisions of this Code. This Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action up to and including termination of employment. Violations of this Code that involve illegal behavior will be reported to the appropriate authorities.
Situations which may involve a violation of law, ethics or this Code may not always be clear and may require difficult judgment. Employees should report any concerns or questions about violations of laws, ethics or this Code to their supervisors or managers or, in the case of accounting, internal accounting controls or auditing matters, the head of Internal Audit or the Audit Committee of the Board of Directors.
The Company encourages all employees to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behavior.
The Company recognizes the need for this Code to be applied equally to everyone it covers. The Company’s COO will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating/Corporate Governance Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. The Company will devote the necessary resources to enable the COO to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the COO.
VIII.    WAIVERS OF THIS CODE
The Company may elect to waive certain provisions of this Code on a case-by-case basis. Any employee who would like to request a waiver of one or more of the provisions of this Code should raise the matter with the Company’s COO. Waivers for executive officers of the Company may be granted only by the Nominating/Corporate Governance Committee or the Board of Directors and the Company will disclose any such waiver and the reasons therefor in accordance with legal and regulatory requirements.
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STEVEN MADDEN, LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

ACKNOWLEDGMENT OF EMPLOYEES

As clearly stated in the Code of Business Conduct and Ethics (the “Code”) of Steven Madden, Ltd. (the “Company”), adherence to the law and the highest ethical standards of integrity is the foundation of everything that the Company does. Meeting this standard and complying with all applicable laws and regulations requires a commitment from each employee. By my signature below I acknowledge the following:

•	I have read and understand the provisions of the Code;

•	to the best of my knowledge, I am in compliance with the Code;

•
I understand that if I violate the Code, or if I fail to report a violation of the Code by any employee of the Company, I may be subject to disciplinary action up to and including dismissal from my employment with the Company;

•	I understand that it is my obligation to implement the Code and to use my best efforts to ensure that employees of the Company comply with its provisions; and

•	I will abide by the Code and the Company’s policies.

By:
Name:
Title:
Date: